Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Proteostasis Therapeutics, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations and comprehensive loss, of convertible preferred stock and stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Proteostasis Therapeutics, Inc. at December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Company will require additional financing to fund future operations. Management’s plans in regard to this matter are described in Note 1.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 30, 2016, except for the third paragraph of

Note 1, as to which the date is August 24, 2016

PROTEOSTASIS THERAPEUTICS, INC.

BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2015	2014
Assets
Current assets:
Cash	$13,844	$8,793
Accounts receivable	918	1,424
Other current assets	180	370

Total current assets	14,942	10,587
Property and equipment, net	566	575
Deferred offering costs	2,744	—
Other assets	144	326
Restricted cash	294	294

Total assets	$18,690	$11,782

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,330	$1,889
Accrued expenses	2,248	1,542
Deferred revenue	4,076	2,540
Deferred rent	182	62

Total current liabilities	9,836	6,033
Convertible promissory notes, including accrued interest of $199	—	10,199
Deferred revenue, net of current portion	4,265	3,120
Deferred rent, net of current portion	287	470
Preferred stock warrant liability	110	120
Derivative liability	2	65

Total liabilities	14,500	20,007

Commitments and contingencies (Note 14)
Convertible preferred stock (Series A and B), $0.001 par value; 110,057,398 and 81,760,000 shares authorized as of December 31, 2015 and 2014, respectively; 104,854,769 and 75,463,000 shares issued and outstanding as of December 31, 2015 and 2014, respectively; aggregate liquidation preference of $149,392 and $105,809, respectively, as of December 31, 2015 and 2014	112,292	86,859
Stockholders’ deficit:
Common stock, $0.001 par value; 170,000,000 and 304,360,000 shares authorized as of December 31, 2015 and 2014, respectively; 571,137 and 520,305 shares issued and outstanding as of December 31, 2015 and 2014, respectively	1	1
Additional paid-in capital	12,115	93
Accumulated deficit	(120,218)	(95,178)

Total stockholders’ deficit	(108,102)	(95,084)

Total liabilities, convertible preferred stock and stockholders’ deficit	$18,690	$11,782

The accompanying notes are an integral part of these financial statements.

PROTEOSTASIS THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2015	2014	2013
Revenue	$4,312	$5,150	$1,141

Operating expenses:
Research and development	22,524	16,744	12,976
General and administrative	6,322	4,089	3,747

Total operating expenses	28,846	20,833	16,723

Loss from operations	(24,534)	(15,683)	(15,582)
Interest income	—	1	1
Interest expense	(599)	(199)	—
Other income (expense), net	93	109	(139)

Net loss and comprehensive loss	(25,040)	(15,772)	(15,720)
Modifications of Series A preferred stock	11,481	(6,037)	—
Modifications of Series B preferred stock	(26)	—	—
Accruing dividends on preferred stock	(9,724)	(7,837)	(6,887)

Net loss attributable to common stockholders	$(23,309)	$(29,646)	$(22,607)

Net loss per share attributable to common stockholders—basic and diluted	$(42.14)	$(63.74)	$(53.87)

Weighted average common shares outstanding—basic and diluted	553,162	465,115	419,633

The accompanying notes are an integral part of these financial statements.

PROTEOSTASIS THERAPEUTICS, INC.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2012	70,463,000	$75,890	410,547	$—	$339	$(58,676)	$(58,337)
Exercise of stock options	—	—	11,357	—	16	—	16
Stock-based compensation expense	—	—	—	—	315	—	315
Net loss	—	—	—	—	—	(15,720)	(15,720)

Balances at December 31, 2013	70,463,000	75,890	421,904	—	670	(74,396)	(73,726)
Exercise of stock options	—	—	98,401	1	176	—	177
Stock-based compensation expense	—	—	—	—	274	—	274
Issuance of Series A convertible preferred stock, net of issuance costs of $68	5,000,000	4,932	—	—	—	—	—
Modification of Series A preferred stock	—	6,037	—	—	(1,027)	(5,010)	(6,037)
Net loss	—	—	—	—	—	(15,772)	(15,772)

Balances at December 31, 2014	75,463,000	86,859	520,305	1	93	(95,178)	(95,084)
Exercise of stock options	—	—	50,832	—	95	—	95
Stock-based compensation expense	—	—	—	—	472	—	472
Issuance of Series B convertible preferred stock, net of issuance costs of $910	17,107,303	21,090	—	—	—	—	—
Conversion of convertible promissory notes and accrued interest into Series B convertible preferred stock	12,284,466	15,798	—	—	—	—	—
Modifications of Series A preferred stock	—	(11,481)	—	—	11,481	—	11,481
Modifications of Series B preferred stock	—	26	—	—	(26)	—	(26)
Net loss	—	—	—	—	—	(25,040)	(25,040)

Balances at December 31, 2015	104,854,769	$112,292	571,137	$1	$12,115	$(120,218)	$(108,102)

The accompanying notes are an integral part of these financial statements.

PROTEOSTASIS THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net loss	$(25,040)	$(15,772)	$(15,720)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	272	427	608
Non-cash rent expense	(63)	423	2
Non-cash interest expense	599	199	—
Stock-based compensation expense	472	274	315
Change in fair value of derivative liability	(63)	(76)	141
Change in fair value of preferred stock warrant liability	(10)	80	(2)
Changes in operating assets and liabilities:
Accounts receivable	506	1,309	(1,354)
Other current assets	190	84	(21)
Other assets	182	26	234
Accounts payable	361	1,226	100
Accrued expenses	498	7	257
Deferred revenue	2,681	3,134	2,526

Net cash used in operating activities	(19,415)	(8,659)	(12,914)

Cash flows from investing activities:
Purchases of property and equipment	(263)	(172)	(41)

Net cash used in investing activities	(263)	(172)	(41)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock, net of issuance costs	21,090	4,932	—
Proceeds from exercise of stock options	95	177	16
Proceeds from issuance of convertible promissory notes	5,000	10,000	—
Payments of issuance costs of convertible promissory notes	—	(79)	—
Payments of initial public offering costs	(1,456)	—	—

Net cash provided by financing activities	24,729	15,030	16

Net increase (decrease) in cash and cash equivalents	5,051	6,199	(12,939)
Cash and cash equivalents at beginning of year	8,793	2,594	15,533

Cash and cash equivalents at end of year	$13,844	$8,793	$2,594

Supplemental disclosure of non-cash investing and financing activities:
Modifications of Series A preferred stock	$(11,481)	$6,037	$—
Modifications of Series B preferred stock	$26	$—	$—
Conversion of convertible promissory notes and accrued interest into Series B convertible preferred stock	$15,798	$—	$—
Additions to property and equipment included in accounts payable or accrued expenses	$—	$—	$37
Deferred offering costs included in accounts payable and accrued expenses	$1,288	$—	$—

The accompanying notes are an integral part of these financial statements.

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

1.	Nature of the Business

Proteostasis Therapeutics, Inc. (the “Company”) was incorporated in Delaware on December 13, 2006. The Company is an innovative biopharmaceutical company committed to the discovery and development of novel therapeutics that treat diseases caused by an imbalance in the proteostasis network, a set of pathways that control protein biosynthesis, folding, trafficking and clearance. The Company’s initial therapeutic focus is on cystic fibrosis, which is caused by defects in the cystic fibrosis transmembrane conductance regulator (“CFTR”) protein and insufficient CFTR protein function. The Company’s lead product candidate, PTI-428, is in early clinical development, and the Company’s other drug candidates are in the discovery phase.

The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and ability to secure additional capital to fund operations. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

The Company’s financial statements have been prepared on the basis of continuity of operations, realization of assets, and the satisfaction of liabilities in the ordinary course of business. Through August 24, 2016, the Company has primarily funded its operations with proceeds from its initial public offering, the sale of convertible preferred stock, and, to a lesser extent, payments received in connection with collaboration agreements and research grants. The Company has incurred losses and negative cash flows from operations and had an accumulated deficit of $120,218 as of December 31, 2015. The Company expects to continue to generate losses and negative cash flows for the foreseeable future. As of August 24, 2016, the Company is seeking to raise additional capital. Absent the completion of such financing, the Company expects that its ability to defer or eliminate as necessary certain discretionary expenditures, including variable operating costs, spending on non-core research programs and commencement of certain studies, together with its cash and cash equivalents of $42,642 as of June 30, 2016, will be sufficient to fund its operating expenses and capital expenditure requirements through the second quarter of 2017. The future viability of the Company beyond that point is dependent on its ability to raise additional capital to finance its operations. Although the Company has been successful in raising capital in the past, there is no assurance that it will be successful in obtaining such additional financing on terms acceptable to the Company, if at all. If the Company is unable to obtain funding, the Company could be forced to delay, reduce or eliminate its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations.

Reverse Stock Split

On January 19, 2016, the Company effected a 1-for-10.8102 reverse stock split of its issued and outstanding shares of common stock and a proportional adjustment to the existing conversion ratios for each series of the Company’s Preferred Stock (see Note 8). Accordingly, all share and per share amounts for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this reverse stock split and adjustment of the preferred stock conversion ratios.

Initial Public Offering

In February 2016, the Company issued and sold 6,250,000 shares of its common stock in its initial public offering (“IPO”) at a public offering price of $8.00 per share, for net proceeds of $42.7 million after deducting

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

underwriting discounts and commissions of $3.5 million and other offering expenses of $3.8 million. Upon the closing of the IPO, all shares of convertible preferred stock then outstanding converted into an aggregate of 9,699,600 shares of common stock, and the Company issued 2,590,742 shares of common stock as payment of $36,016 of accruing dividends due to holders of Series A preferred stock. In addition, the Company’s convertible preferred stock warrant outstanding at the close of the IPO converted to a warrant to purchase common stock.

Revision of Previously Issued Unaudited Quarterly Financial Data

The Company has revised Note 16 in the accompanying financial statements to correct errors in the reported amounts of basic net income per share attributable to common stockholders and diluted net loss per share attributable to common stockholders for the three months ended June 30, 2015 from the amounts appearing in the unaudited quarterly financial data footnote in the previously filed Form 10-K for the year ended December 31, 2015. Amounts previously reported for basic and diluted net income per share did not appropriately present the allocation of income to participating securities and reflect the impact of certain potential common shares. These revisions decreased basic net income attributable to common stockholders from $3.24 per share to $0.12 per share and reduced diluted net income attributable to common stockholders from $3.24 per share to a loss of $0.46 per share. Based upon the Company’s evaluation of relevant factors, the Company concluded that the revisions to the basic and diluted net income (loss) per share attributable to common stockholders as reflected in the unaudited quarterly footnote are not material to the previously issued quarterly financial data.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The financial statements for the year ended December 31, 2015 include the effect of correcting immaterial errors in the Company’s previously issued financial statements related to stock-based compensation expense (see Note 10).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, revenue recognition, the accrual for research and development expenses and the valuation of common stock, preferred stock warrant liability and derivative liability. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of Credit Risk and Significant Customers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable. The Company’s accounts receivable balances are due from counterparties to collaboration agreements and a research grant (see Note 11) that the Company believes to be creditworthy. As of December 31, 2015, 2014, accounts receivable consisted of amounts due from two such counterparties.

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

Deferred Offering Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded in stockholders’ equity (deficit) as a reduction of additional paid-in capital generated as a result of the offering. As of December 31, 2015, the Company had recorded $2,744 of deferred offering costs in contemplation of the Company’s initial public offering, which was completed on February 11, 2016. The Company did not record any deferred offering costs as of December 31, 2014.

Restricted Cash

At December 31, 2015, and 2014, restricted cash consisted of a certificate of deposit collateralizing a letter of credit issued as a security deposit in connection with the Company’s lease of its corporate facilities.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method over the estimated useful life of each asset. Computer equipment is depreciated over three years. Laboratory equipment, office equipment and furniture and fixtures are depreciated over five years. Leasehold improvements are amortized over the shorter of the lease term or the five-year estimated useful life of the asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in loss from operations. Expenditures for repairs and maintenance are charged to expense as incurred.

Impairment of Long-Lived Assets

Long-lived assets consist of property and equipment. Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset group for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset group to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted cash flows. To date, the Company has not recorded any impairment losses on long-lived assets.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The Company’s preferred stock warrant liability and its derivative liability are carried at fair value determined according to the fair value hierarchy described above (see Note 3). The carrying value of accounts receivable, accounts payable and accrued expenses approximate their fair value due to the short-term nature of these assets and liabilities. The carrying value of the Company’s outstanding convertible promissory notes (see Note 6) as of December 31, 2014 approximated fair value due to the short duration of the notes.

Segment Information

The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions. The Company’s singular focus is developing therapeutics to treat protein conformational diseases. All of the Company’s tangible assets are held in the United States. To date, all of the Company’s revenue has been generated in the United States.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition. Accordingly, the Company recognizes revenue for each unit of accounting when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller’s price to the buyer is fixed or determinable; and collectability is reasonably assured.

The Company records as deferred revenue any amounts received prior to satisfying the revenue recognition criteria. Deferred revenue not expected to be recognized within the next twelve months is reported as non-current deferred revenue.

Collaborative Research and License Agreements

The terms of these agreements contain multiple deliverables, which may include licenses and research and development activities. The terms of these agreements may also include nonrefundable upfront license fees, payments for research and development activities, reimbursement of certain third-party costs, payments based upon the achievement of specified milestones, and royalty payments based on product sales derived from the collaboration.

The Company evaluates multiple-element arrangements based on the guidance in ASC Topic 605-25, Revenue Recognition—Multiple-Element Arrangements (“ASC 605-25”). Pursuant to the guidance in ASC 605-25, the Company evaluates multiple-element arrangements to determine (1) the deliverables included in the

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

arrangement and (2) whether the individual deliverables represent separate units of accounting or whether they must be accounted for as a combined unit of accounting. When deliverables are separable, consideration received is allocated to the separate units of accounting based on the relative selling price method and the appropriate revenue recognition principles are applied to each unit. When the Company determines that an arrangement should be accounted for as a single unit of accounting, the Company must determine the period over which the performance obligations will be performed and revenue will be recognized. This evaluation requires the Company to make judgments about the individual deliverables and whether such deliverables are separable from the other aspects of the contractual relationship. Deliverables are considered separate units of accounting provided that the delivered item has value to the customer on a standalone basis and, if the arrangement includes a general right of return with respect to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the Company’s control. In assessing whether an item has standalone value, the Company considers factors such as the research, development, manufacturing and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. In addition, the Company considers whether the collaboration partner can use any other deliverable for its intended purpose without the receipt of the remaining deliverable, whether the value of the deliverable is dependent on the undelivered item, and whether there are other vendors that can provide the undelivered items.

The consideration received under the arrangement that is fixed or determinable is then allocated among the separate units of accounting based on the relative selling prices of the separate units of accounting. The Company determines the selling price of a unit of accounting within each arrangement following the hierarchy of evidence prescribed by ASC 605-25. Accordingly, the Company determines the estimated selling price for units of accounting within each arrangement using vendor-specific objective evidence (“VSOE”), if available; third-party evidence (“TPE”) of selling price if VSOE is not available; or best estimate of selling price (“BESP”), if neither VSOE nor TPE is available. The Company typically uses BESP to estimate the selling price as it generally does not have VSOE or TPE of selling price for its units of accounting. Determining the BESP for a unit of accounting requires significant judgment. In developing the BESP for a unit of accounting, the Company considers applicable market conditions and relevant entity-specific factors, including factors that were contemplated in negotiating the agreement with the customer and estimated costs. The Company validates the BESP for units of accounting by evaluating whether changes in the key assumptions used to determine the BESP will have a significant effect on the allocation of arrangement consideration between multiple units of accounting.

The Company recognizes arrangement consideration allocated to each unit of accounting when all of the revenue recognition criteria in ASC 605 are satisfied for that particular unit of accounting. In the event that a deliverable does not represent a separate unit of accounting, the Company recognizes revenue from the combined unit of accounting over the contractual or estimated performance period for the undelivered items, which is typically the term of the Company’s research and development obligations. If there is no discernible pattern of performance or objectively measurable performance measures do not exist, then the Company recognizes revenue under the arrangement on a straight-line basis over the period the Company is expected to complete its performance obligations. Conversely, if the pattern of performance over which the service is provided to the customer can be determined and objectively measurable performance measures exist, then the Company recognizes revenue under the arrangement using the proportional performance method. Revenue recognized is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line method or proportional performance method, as applicable, as of the period ending date. At the inception of an arrangement that includes milestone payments, the Company evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether: (1) the consideration is commensurate with either the Company’s performance to achieve the milestone or the enhancement of the value of the delivered item as a

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

result of a specific outcome resulting from the Company’s performance to achieve the milestone, (2) the consideration relates solely to past performance, and (3) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. The Company evaluates factors such as the scientific, clinical, regulatory, commercial and other risks that must be overcome to achieve the particular milestone and the level of effort and investment required to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether a milestone satisfies all of the criteria required to conclude that a milestone is substantive. The Company will recognize revenue in its entirety upon successful accomplishment of any substantive milestones, assuming all other revenue recognition criteria are met. Milestones that are not considered substantive are recognized as earned if there are no remaining performance obligations or over the remaining period of performance, with a cumulative catch-up for the elapsed portion of the research term, assuming all other revenue recognition criteria are met.

Research Grant Contracts

Under these contracts, the Company is typically compensated for specific research or development activities. The Company recognizes revenue as the activities specified under the research grant contracts are performed and all of the revenue recognition criteria in ASC 605 are satisfied.

Embedded Derivatives

Embedded derivatives that are required to be bifurcated from the underlying host instrument are accounted for and valued as a separate financial instrument. An embedded derivative exists associated with an alternate payment option upon change of control within the research, development and commercialization agreement with Cystic Fibrosis Foundation Therapeutics, Inc. (see Note 11). The embedded derivative has been bifurcated and is classified as a liability on the balance sheet and separately accounted for at its fair value. Changes in fair value of the derivative liability are recognized as a component of other income (expense), net in the statement of operations and comprehensive loss.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development expenses are comprised of costs incurred in performing research and development activities, including salaries, stock-based compensation and benefits, facilities costs, depreciation, third-party license fees, and external costs of outside vendors engaged to conduct preclinical development activities and trials. Research and development expenses include the Company’s costs of performing services in connection with its collaboration agreements and research grant.

Nonrefundable prepayments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized. Such amounts are recognized as an expense as the goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered or the services rendered.

Research Contract Costs and Accruals

The Company has entered into various research and development contracts with research institutions and other companies both inside and outside of the United States. These agreements are generally cancelable, and related payments are recorded as research and development expenses as incurred. The Company records accruals

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

for estimated ongoing research costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the studies, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. Actual results could differ from the Company’s estimates. The Company’s historical accrual estimates have not been materially different from the actual costs.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses.

Preferred Stock Warrant Liability

The Company classifies a warrant to purchase shares of its Series A preferred stock as a liability on its balance sheets as this warrant is a free-standing financial instrument that may require the Company to transfer assets upon exercise. The warrant was initially recorded at fair value on date of grant, and it is subsequently remeasured to fair value at each balance sheet date. Changes in fair value of the warrant are recognized as a component of other income (expense), net in the statement of operations and comprehensive loss. Following the reverse stock split of the common stock of the Company and the completion of the Company’s IPO in February 2016, the warrant became a warrant to purchase 14,800 shares of common stock. At that time, the warrant was reclassified to a component of stockholder’s equity and is no longer subject to remeasurement.

The Company uses the Black-Scholes option-pricing model, which incorporates assumptions and estimates, to value the preferred stock warrant. The Company has assessed these assumptions and estimates on a quarterly basis as additional information impacting the assumptions is obtained. Estimates and assumptions impacting the fair value measurement include the fair value per share of the underlying Series A preferred stock, the remaining contractual term of the warrant, risk-free interest rate, expected dividend yield and expected volatility of the price of the underlying preferred stock. The Company determines the fair value per share of the underlying preferred stock by taking into consideration the most recent sales of its convertible preferred stock, results obtained from third-party valuations and additional factors that are deemed relevant. The Company historically has been a private company and lacks company-specific historical and implied volatility information of its stock. Therefore, it estimates its expected stock volatility based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the warrant. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the warrant. Expected dividend yield is determined considering that the underlying Series A preferred stock is entitled to dividends of 8.0% per year, whether or not declared.

Stock-Based Compensation

The Company measures all stock options and other stock-based awards granted to employees and directors based on the fair value on the date of the grant and recognizes compensation expense of those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. Generally, the Company issues stock options and restricted stock awards to employees with only service- based vesting conditions and records the expense for these awards using the straight-line method.

The Company measures stock-based awards granted to consultants and non-employees based on the fair value of the award on the date on which the related service is complete. Compensation expense is recognized over the

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

period during which services are rendered by such consultants and non-employees until completed. At the end of each financial reporting period prior to completion of the service, the fair value of these awards is remeasured using the then-current fair value of the Company’s common stock and updated assumption inputs in the Black-Scholes option-pricing model. The Company does not recognize compensation expense for awards with performance-based vesting conditions granted to consultants and non-employees for which satisfaction of the performance conditions is not solely within the control of the holder until the performance conditions have been met.

The Company classifies stock-based compensation expense in its statement of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipients’ service payments are classified.

The Company recognizes compensation expense for only the portion of awards that are expected to vest. In developing a forfeiture rate estimate, the Company has considered its historical experience to estimate pre- vesting forfeitures for service-based awards. The impact of a forfeiture rate adjustment will be recognized in full in the period of adjustment, and if the actual forfeiture rate is materially different from the Company’s estimate, the Company may be required to record adjustments to stock-based compensation expense in future periods.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option- pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The expected term of stock options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders’ equity (deficit) that result from transactions and economic events other than those with stockholders. There was no difference between net loss and comprehensive loss for each of the periods presented in the accompanying financial statements.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Net Loss per Share

Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed using the sum of the weighted average number of common shares outstanding during the period and, if dilutive, the weighted average number of potential shares of common stock, including the assumed exercise of stock options and unvested restricted stock. Net loss per share attributable to common stockholders is calculated using the two-class method, which is an earnings allocation formula that determines net loss per share for the holders of the Company’s common shares and participating securities. The Company’s convertible preferred stock contains participation rights in any dividend paid by the Company and are deemed to be participating securities. Net loss attributable to common stockholders and participating preferred shares are allocated to each share on an as-converted basis as if all of the earnings for the period had been distributed. The participating securities do not include a contractual obligation to share in losses of the Company and are not included in the calculation of net loss per share in the periods that have a net loss.

Diluted net loss per share is computed using the more dilutive of (a) the two-class method or (b) the if- converted method. The Company allocates earnings first to preferred stockholders based on dividend rights and then to common and preferred stockholders based on ownership interests. The weighted average number of common shares included in the computation of diluted net loss gives effect to all potentially dilutive common equivalent shares, including outstanding stock options, warrants, preferred stock and the potential issuance of stock upon the conversion of the Company’s convertible notes. Common stock equivalent shares are excluded from the computation of diluted net loss per share if their effect is antidilutive.

In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2015, 2014 and 2013.

Recently Adopted Accounting Pronouncements

In June 2014, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-10, Development Stage Entities. The amendments in this update removed all incremental financial reporting requirements, including inception-to-date information and certain other disclosures currently required under GAAP, in the financial statements of development stage companies. The amendments are effective for annual reporting periods beginning after December 15, 2014 and interim reporting periods beginning after December 15, 2015. Early adoption is permitted. The Company elected to early adopt this guidance and, therefore, has not presented inception-to-date disclosures in its financial statements.

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which supersedes existing revenue recognition guidance under GAAP. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The standard defines a five-step process to achieve this principle, and will require companies to use more judgment and make more estimates than under the current guidance. The Company expects that these judgments and estimates will include identifying performance obligations in the customer contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delays the effective date of ASU 2014-09 such that the standard is effective for public entities for annual periods beginning after December 15, 2017 and for interim periods within those fiscal years. Early adoption of the standard is permitted for annual periods beginning after December 15, 2016. The Company is currently evaluating the impact that the adoption of ASU 2014-09 will have on its financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (ASU 2014-15). The amendments in this update will explicitly require a company’s management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. The new standard will be effective in the first annual period ending after December 15, 2016. Early application is permitted. The Company is currently evaluating the potential impact of the adoption of this standard, but believes its adoption will have no impact on its financial position, results of operations or cash flows.

In November 2014, the FASB issued ASU No. 2014-16, Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (“ASU 2014-16”). The guidance requires an entity to determine the nature of the host contract by considering all stated and implied substantive terms and features of the hybrid financial instrument, weighing each term and feature on the basis of the relevant facts and circumstances (commonly referred to as the whole-instrument approach). ASU 2014-16 applies to all entities and is effective for annual periods beginning after December 15, 2015, and interim periods thereafter. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2014-16 will have on its financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). ASU 2015-17 requires deferred tax liabilities and assets to be classified as noncurrent in the balance sheet. As permitted, the Company elected to early adopt this guidance effective December 31, 2015 and has applied the guidance prospectively. The adoption of this guidance did not have a material impact on the Company’s financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases. This guidance will require that lease arrangements longer than 12 months result in an entity recognizing an asset and liability equal to the present value of the lease payments in the statement of financial position. This guidance is effective for annual periods beginning after December 15, 2018, and interim periods therein. This standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-17 will have on its financial statements.

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

3.	Fair Value of Financial Assets and Liabilities

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values:

	Fair Value Measurements as of December 31, 2015 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liability	$—	$—	$2	$2
Preferred stock warrant liability	—	—	110	110

	$—	$—	$112	$112

	Fair Value Measurements as of December 31, 2014 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liability	$—	$—	$65	$65
Preferred stock warrant liability	—	—	120	120

	$—	$—	$185	$185

During the years ended December 31, 2015, 2014 and 2013, there were no transfers between Level 1, Level 2 and Level 3.

The warrant liability in the table above is comprised of the fair value of a warrant for the purchase of Series A preferred stock and is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy (see Note 7).

The fair value of the derivative liability (see Note 11) is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The fair value of the derivative instrument was determined using the Monte-Carlo simulation analysis. In determining the fair value of the derivative liability, the inputs impacting fair value include the fair value of the Company’s common stock, expected term of the derivative instrument, expected volatility of the common stock price, risk-free interest rate, expected sales-based milestone payments, discount rate, probability of a change of control event, and the probability that the counterparty would elect to accept the alternative cash payment in lieu of its right to the future sales-based milestone payments.

As of December 31, 2015 and 2014, the Company determined the per share fair value of the underlying stock price by taking into consideration recent business development and economic factors it deemed relevant. The Company determined the expected term of the instrument to be 0.12 years and 1.0 year for the years ended December 31, 2015 and 2014, respectively. The Company estimated its expected stock volatility to be 74.1% and 78.1% for the years ended December 31, 2015 and 2014 respectively, based on the historical volatility of publicly traded peer companies for terms matching the expected term of the instrument for each respective period. The risk-free interest rate was determined to be 0.14% and 0.25% for the years ended December 31, 2015 and 2014, respectively, by reference to the U.S. Treasury yield curve for terms matching the expected term of the instrument for each respective period. The Company estimated the expected sales-based milestone payments based on four times the maximum research funding allowable under the CFFT collaboration agreement (see Note 11) plus the expected achievement of certain milestones, which totaled $28,520 for each the years ended December 31, 2015 and 2014. The Company estimated the discount rate in the calculation of the present value of

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

the expected future milestone payments to be 25% and 30% for the years ended December 31, 2015 and 2014, respectively, based on expected returns of alternative investments of a similar type. The Company estimated the probability of a change of control event to be 10% and 50% for the years ended December 31, 2015 and 2014, respectively, by taking into consideration recent developments within the Company.

Changes in the values of the preferred stock warrant liability and the derivative liability are summarized below:

	Preferred Stock Warrant Liability	Derivative Liability
Fair value at December 31, 2012	$42	$—
Initial fair value of derivative liability	—	—
Change in fair value	(2)	141

Fair value at December 31, 2013	40	141
Adjustment to fair value of derivative liability (see Note 11)	—	113
Change in fair value	80	(189)

Fair value at December 31, 2014	120	65
Change in fair value	(10)	(63)

Fair value at December 31, 2015	$110	$2

4.	Property and Equipment, Net

Property and equipment, net consisted of the following:

	December 31,
	2015	2014
Laboratory equipment	$2,999	$2,803
Furniture and fixtures	106	106
Leasehold improvements	364	313
Computer and office equipment	114	98

	3,583	3,320
Less: Accumulated depreciation and amortization	(3,017)	(2,745)

	$566	$575

Depreciation and amortization expense was $272, $427 and $608 for the years ended December 31, 2015, 2014 and 2013, respectively.

5.	Accrued Expenses

Accrued expenses consisted of the following:

	December 31,
	2015	2014
Accrued payroll and related expenses	$1,607	$1,080
Accrued other	641	462

	$2,248	$1,542

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

6.	Convertible Promissory Notes

In July 2014, the Company entered into an agreement to issue $10,000 of convertible promissory notes. The notes bore interest at a rate of 8.0% per annum. The Company received proceeds from the issuance of convertible promissory notes of $3,675 on July 31, 2014, $1,325 on September 29, 2014 and $5,000 on November 4, 2014, aggregating $10,000 for the year ended December 31, 2014. The notes originally matured at various dates within 2016, between sixteen and eighteen months from the date of each note issuance.

As of December 31, 2014, the aggregate principal amount of the convertible promissory notes outstanding was $10,000 and accrued interest on the convertible promissory notes totaled $199, resulting in an aggregate carrying value of the notes and accrued interest of $10,199.

In July 2015, the Company issued an additional $5,000 of convertible promissory notes, increasing the aggregate principal amount of convertible promissory notes to $15,000. The notes bore interest at a rate of 8.0% per annum. In connection with its issuance of the convertible promissory notes, the Company extended the maturity date of all outstanding convertible promissory notes to January 2017.

The outstanding convertible promissory notes, and accrued interest thereon, were (1) automatically convertible upon the completion of a qualified public offering, as defined in the agreement, into the Company’s common stock at a conversion price per share equal to the initial public offering price, (2) automatically convertible upon the closing of a qualifying equity financing, as defined in the agreement, into the class and series of shares to be issued to investors participating in the financing at a conversion price per share equal to the price per share paid by the investors, (3) at the option of each holder upon a liquidation event, either (i) to be paid in cash or (ii) convertible into shares of the Company’s Series A preferred stock at the Series A Conversion Price, as specified in the Company’s certificate of incorporation, as amended and restated, (4) due and payable in cash upon an event of default, as defined in the agreement, (5) prepayable at any time without penalty, and (6) convertible into such class and series of capital stock at a price per share as determined between the Company and the holders of the majority of the outstanding notes principal upon the election of such holders if the notes had not been converted or repaid prior to their maturity dates. There were no financial or negative covenants associated with the convertible promissory notes.

On September 2, 2015, in connection with the Company’s issuance of Series B preferred stock, the principal amount of all outstanding convertible promissory notes, aggregating $15,000, and accrued interest thereon, aggregating $798, were automatically converted into 12,284,466 shares of Series B preferred stock at a price of $1.286 per share.

7.	Preferred Stock Warrant Liability

In July 2008, the Company issued a preferred stock warrant to an investor in connection with the issuance of Series A preferred stock that was immediately exercisable for the purchase of 160,000 shares of Series A preferred stock at an exercise price of $1.00 per share, over a term of ten years from issuance.

The fair value of the warrant on the date of grant of $113 was recorded as a reduction to the initial carrying amount of the Series A preferred stock. The Company remeasures the fair value of the liability for this preferred stock warrant at each reporting date from its grant date, with any adjustments being recorded as a component of other income (expense), net in the Company’s statement of operations and comprehensive loss. For the years ended December 31, 2015, 2014 and 2013, the Company recorded gains (losses) of $10, $(80) and $2, respectively, to reflect the change in fair value of this preferred stock warrant.

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

The following assumptions and inputs were used in determining the fair value of the preferred stock warrant liability valued using the Black-Scholes option-pricing model:

	Year Ended December 31,
	2015	2014
Expected term (in years)	2.5	3.5
Expected volatility	59.12%	59.80%
Risk-free interest rate	1.21%	1.20%
Expected dividend yield	8.0%	8.0%

Upon the closing of an initial public offering in which the Series A preferred stock is converted into common stock, the preferred stock warrant will become exercisable for common stock instead of preferred stock, and the preferred stock warrant liability, remeasured at fair value at that time, will be reclassified to additional paid-in capital. This occurred upon the completion of the Company’s IPO in February 2016.

8.	Convertible Preferred Stock

As of December 31, 2015 and 2014, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 81,760,000 shares of $0.001 par value preferred stock.

The Company has issued Series A and Series B preferred stock (collectively “Preferred Stock”). The Preferred Stock is classified outside of stockholders’ equity (deficit) because the shares contain certain redemption features that are not solely within the control of the Company.

In January 2014, the Company issued 5,000,000 shares of Series A preferred stock at an issuance price of $1.00 per share for proceeds of $4,932, net of issuance costs of $68.

In September 2014, the Company modified the Conversion Price of the Series A preferred stock from $10.8102 per share to $3.6030397 per share. This amendment to the Series A Conversion Price was accounted for as a modification of preferred stock based on a quantitative assessment of the change in the fair value that resulted from the modification of the conversion price on the modification date. The increase in the fair value of Series A preferred stock measured immediately before the modification and immediately after the modification, equal to $6,037, was recorded as a deemed dividend from holders of common stock to the holders of preferred stock, resulting in a decrease to additional paid-in capital of $1,027 and an increase to accumulated deficit of $5,010 as well as a corresponding increase of $6,037 to the carrying value of the Series A preferred stock.

In May 2015, the Company modified the Conversion Price of the Series A preferred stock from $3.6030397 per share to $10.8102 per share. This amendment to the Series A Conversion Price was accounted for as a modification of preferred stock based on a quantitative assessment of the change in the fair value that resulted from the modification of the conversion price on the modification date. The decrease in the fair value of Series A preferred stock measured immediately before the modification and immediately after the modification, equal to $10,565, was recorded as a deemed dividend from holders of preferred stock to the holders of common stock, resulting in an increase to additional paid-in capital of $10,565 and a corresponding decrease of $10,565 to the carrying value of the Series A preferred stock.

In September 2015, the Company issued 17,107,303 shares of Series B preferred stock at an issuance price of $1.286 per share for proceeds of $21,090, net of issuance costs of $910. Concurrent with the sale of Series B

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

preferred stock, all outstanding convertible promissory notes, aggregating $15,000, and accrued interest thereon, aggregating $798, were automatically converted into 12,284,466 shares of Series B preferred stock at a price of $1.286 per share.

In September 2015, in connection with the Series B preferred stock financing, (1) the right of the holders of Series A preferred stock to receive accruing dividends, whether or not declared, at a rate of 8.0% per year of the Original Issue Price per share (as described below) ceased as of August 31, 2015, at which time such cumulative accruing dividends totaled $36,016, and (2) the right of holders of Series A preferred stock to receive a cash payment of accruing dividends upon the automatic conversion of the Series A preferred stock into common stock was modified such that all previously accrued but unpaid dividends on Series A preferred stock will be paid in shares of common stock, at a price of $13.9019172 per share, upon such conversion of the Series A preferred stock. If as of January 1, 2016, the Series A preferred stock has not automatically converted into shares of common stock according to its terms, the holders of the Series A preferred stock will be entitled to receive dividends at the rate of 8.0% per year of the respective Original Issue Price per share, commencing as of the respective original issuance date of the Series A preferred stock. These amendments to the Series A preferred stock dividend rights were accounted for as a modification of preferred stock based on a quantitative assessment of the change in the fair value that resulted from the modification of the dividend rights on the modification date. The decrease in the fair value of Series A preferred stock measured immediately before the modification and immediately after the modification, equal to $173, was recorded as a deemed dividend from holders of preferred stock to the holders of common stock, resulting in an increase to additional paid-in capital of $173 and a corresponding decrease of $173 to the carrying value of the Series A preferred stock.

On December 17, 2015, the right of holders of Series A and Series B preferred stock to become entitled to accruing dividends was further modified such that if, as of April 1, 2016, the Series A and Series B preferred stock has not automatically converted into shares of common stock according to its terms, the holders of the Series A and Series B preferred stock will be entitled to receive dividends at the rate of 8.0% per year of the respective Original Issue Price per share, commencing as of the respective original issuance date of the Series A and Series B preferred stock. The decrease in the fair value of Series A preferred stock measured immediately before the modification and immediately after the modification, equal to $743, was recorded as a deemed dividend from holders of preferred stock to the holders of common stock resulting in an increase to additional paid-in capital of $743 and a corresponding decrease of $743 to the carrying value of the Series A preferred stock. The increase in the fair value of Series B preferred stock measured immediately before the modification and immediately after the modification, equal to $26, was recorded as a deemed dividend from holders of common stock to holders of preferred stock the resulting in an decrease to additional paid-in capital of $26 and a corresponding increase of $26 to the carrying value of the Series B preferred stock. In connection with the completion of the Company’s IPO in February 2016, all outstanding shares of convertible preferred stock were converted to common stock.

As of each balance sheet date, Preferred Stock consisted of the following:

	December 31, 2015
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A preferred stock	76,000,000	75,463,000	$75,378	$111,594	6,980,712
Series B preferred stock	34,057,398	29,391,769	36,914	37,798	2,718,888

	110,057,398	104,854,769	$112,292	$149,392	9,699,600

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

	December 31, 2014
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A preferred stock	81,760,000	75,463,000	$86,859	$105,809	20,944,249

	81,760,000	75,463,000	$86,859	$105,809	20,944,249

The holders of the Preferred Stock have the following rights and preferences:

Voting Rights

The holders of Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote. In addition, the holders of a majority in voting power of the Series A preferred stock are entitled to elect six members of the board of directors of the Company.

Dividends

At the time of their issuance, the holders of Series A preferred stock were entitled to receive dividends in preference to any dividend on common stock at the rate of 8.0% per year of the Original Issue Price. Such dividends accrued daily, compounded annually, were cumulative and were payable, whether or not declared, upon any liquidation event or upon the conversion of the Series A preferred stock into common stock.

In connection with the Series B preferred stock financing in September 2015, the dividends on the Series A preferred stock ceased accruing as of August 31, 2015. In addition, the right of holders of Series A preferred stock to receive a cash payment of accruing dividends upon the automatic conversion of the Series A preferred stock into common stock was modified such that all previously accrued but unpaid dividends on Series A preferred stock will be paid in shares of common stock, at a price of $13.9019172 per share, upon such conversion. If, as of April 1, 2016, the Series A preferred stock has not automatically converted into shares of common stock according to its terms, the holders of the Series A and Series B preferred stock will be entitled to receive dividends at the rate of 8.0% per year of the respective Original Issue Price per share, commencing as of the respective original issuance date of the Series A and Series B preferred stock. Such dividends will accrue daily, compounding annually, and will be cumulative and payable when and if declared by the Company’s board of directors. In addition, such dividends will be payable, whether or not declared, upon any liquidation event or conversion of Series A or Series B preferred stock into common stock. The Original Issue Price is $1.00 per share for Series A preferred stock and $1.286 per share for Series B preferred stock. In February 2016, upon completion of the IPO, the Company issued 2,590,742 shares of common stock in full payment of $36,016 of accrued dividends.

The Company may not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company unless the holders of Preferred Stock then outstanding shall first receive, or simultaneously receive, dividends on each outstanding share of Preferred Stock. Through December 31, 2015 and 2014, no dividends had been declared or paid by the Company.

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

Liquidation

In the event of any liquidation, dissolution or winding-up of the Company, the holders of Preferred Stock then outstanding shall be entitled, on a pari passu basis, to be paid out of the assets of the Company available for distribution to stockholders, and before any payment shall be made to holders of common stock, an amount equal to the Original Issue Price per share of each series of preferred stock, plus any accrued but unpaid dividends thereon, whether or not declared. If upon such event, the assets of the Company available for distribution are insufficient to permit payment in full to the holders of Preferred Stock, the proceeds will be ratably distributed among the holders of Preferred Stock in proportion to the respective amounts that they would have received if they were paid in full. In addition, in the event of any liquidation, dissolution or winding-up or of any merger or acquisition of the Company and after payments of the respective Original Issue Price per share, plus any accrued but unpaid dividends thereon, have been made in full to the holders of Preferred Stock, the holders of common stock, together with the holders of Preferred Stock, are entitled to receive all remaining assets available for distribution ratably; provided, however, that if the aggregate amounts which the holders of Series B preferred stock are entitled to receive would exceed $3.215 per share (subject to appropriate adjustment for any stock dividend, stock split, combination or similar recapitalization), the holders of Series B preferred stock shall be entitled to receive the greater of (i) $3.215 per share (subject to appropriate adjustment for any stock dividend, stock split, combination or similar recapitalization) and (ii) the amount such holders would have received if all of their shares of Series B preferred stock had been converted into common stock immediately prior to such liquidation event.

A merger, acquisition, sale of voting control or other transaction of the Company in which the stockholders of the Company do not own a majority of the outstanding shares of the surviving company shall be deemed to be a liquidation event. A sale, exclusive license, transfer or other disposition of all or substantially all of the assets of the Company shall also be deemed a liquidation event.

Conversion

Each share of Preferred Stock is convertible into common stock at the option of the stockholder at any time after the date of issuance. In addition, each share of Preferred Stock will be automatically converted into shares of common stock, at the applicable conversion ratio then in effect, upon a qualified public offering with net proceeds of at least $50,000 that results in the Company’s common stock being listed on the NASDAQ or NYSE exchange. In addition, each share of Series A preferred stock will be automatically converted into shares of common stock upon the date specified by vote or written consent of the holders of at least two-thirds of the then outstanding shares of Series A preferred stock, and each share of Series B preferred stock will be automatically converted into shares of common stock upon the date specified by vote or written consent of the holders of at least the majority of the then outstanding shares of Series B preferred stock.

The conversion ratio of each series of Preferred Stock is determined by dividing the Original Issue Price per share of each series of preferred stock by the Conversion Price of each series. The initial Conversion Price for Series A preferred stock was $10.8102 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or recapitalization affecting the Series A preferred stock. On September 30, 2014, the Conversion Price for Series A preferred stock was amended to be $3.6030397 per share. In May 2015, the Conversion Price for Series A preferred stock was amended to be $10.8102 per share. The Conversion Price for Series B preferred stock is $13.9019172 per share.

In February 2016, upon completion of the Company’s IPO, all outstanding shares of convertible preferred stock were converted into 9,699,600 shares of common stock and the issuance of 2,590,442 shares of common stock as payment of $36,016 in accruing dividends on the Series A preferred stock.

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

9.	Common Stock

As of December 31, 2015 and 2014, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 170,000,000 shares and 304,360,000 shares, respectively, of $0.001 par value common stock.

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Common stockholders are entitled to receive dividends, as may be declared by the board of directors, if any, subject to the preferential dividend rights of the preferred stockholders. Through December 31, 2015 and 2014, no dividends have been declared.

As of December 31, 2015 and 2014, the Company had reserved 13,777,199 shares and 24,583,643 shares, respectively, of common stock for the conversion of outstanding preferred stock, the exercise of outstanding stock options and the number of shares remaining for grant under the Company’s 2008 Plan (see Note 10), and the exercise of an outstanding warrant to purchase Series A preferred stock assuming it becomes a warrant to purchase common stock (see Note 7). The Company’s reserved common shares as of December 31, 2015 also includes the number of common shares that would be issued as payment of accruing dividends on Series A preferred stock due as of December 31, 2015 upon completion of a qualified initial public offering (see Note 8).

10.	Stock-Based Compensation

2008 Equity Incentive Plan

The Company’s 2008 Equity Incentive Plan, as amended, (the “2008 Plan”) provides for the Company to sell or issue common stock or restricted common stock, or to grant incentive stock options or nonqualified stock options for the purchase of common stock, to employees, members of the board of directors and consultants of the Company. The 2008 Plan is administered by the board of directors, or at the discretion of the board of directors, by a committee of the board. The exercise prices, vesting and other restrictions are determined at the discretion of the board of directors, or their committee if so delegated, except that the exercise price per share of stock options may not be less than 100% of the fair market value of the share of common stock on the date of grant and the term of stock option may not be greater than ten years.

The total number of shares of common stock that may be issued under the 2008 Plan was 1,650,975 shares and 3,732,343 shares as of December 31, 2015 and 2014, respectively, of which 492,692 shares and 2,622,404 shares remained available for future grant at December 31, 2015 and 2014, respectively. In May 2015, the Company effected a decrease in the number of shares of common stock reserved for issuance under the 2008 Plan from 3,732,343 shares to 1,650,975 shares.

Vesting periods are determined at the discretion of the board of directors. Stock options granted to employees and directors typically vest over four years. Stock options granted to non-employees typically vest over periods ranging from six months to four years, depending on the period during which the services are being provided. The Company measures and records the value of these options over the period of time services are provided and, as such, unvested portions are subject to remeasurement at subsequent reporting periods.

During the years ended December 31, 2015, 2014 and 2013, the Company granted options to purchase 233,152 shares, 501,724 shares and 143,665 shares, respectively, of common stock to employees and directors. The Company recorded stock-based compensation expense for options granted to employees and directors of $470, $203 and $217 during the years ended December 31, 2015, 2014 and 2013, respectively.

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

Prior to 2013, the Company issued options to purchase 203,964 shares of common stock to non-employees, primarily members of the Company’s scientific advisory board, that vest upon the achievement of specified development and clinical milestones. As of December 31, 2015, options for the purchase of 83,250 shares held by non-employees remained unvested, pending achievement of the specified milestones, and had an aggregate fair value of $715. During the years ended December 31, 2015, 2014 and 2013, the Company did not grant any options to non-employees. For the years ended December 31, 2015, 2014 and 2013 the Company recorded stock-based compensation expense for options granted to non-employees prior to 2013 of $(111), $71 and $98, respectively.

Stock-based compensation expense for the three months ended June 30, 2015 was reduced by $478 for the cumulative correction of immaterial errors associated with the recognition of stock-based compensation for certain stock options with performance-based vesting conditions. Of this amount, $168 related to years prior to 2015 and $310 related to the three months ended March 31, 2015. Based upon its evaluation of relevant factors, the Company concluded that the uncorrected errors in its previously issued financial statements for any of the periods affected are immaterial and that the impact of recording the cumulative correction during the six months ended June 30, 2015 is not material to the Company’s results for the year ending December 31, 2015.

2016 Equity Incentive Plan

On February 3, 2016, the Company’s stockholders approved the 2016 Stock Option and Incentive Plan (the “2016 Plan”), which will become effective upon the day immediately prior to the date that the registration statement for the Company’s initial public offering is declared effective (see Note 17).

One-time stock option grant to non-employee

On October 28, 2015, the Company made a one-time grant of options to a non-employee to purchase 9,250 shares of our common stock with an exercise price of $2.38 per share which were granted outside of the 2008 Stock Option Plan. The options were fully vested upon the grant date as such the Company calculated the fair value of the options on the date of the grant. The Company calculated fair value at $12.23 per option utilizing the Black-Scholes option pricing model with the following inputs used to determine the fair value (i) Risk-free interest rate of 0.0%; (ii) Expected term (in years) of 0.08 years; (iii) Expected volatility of 60.28% and (iv) Expected dividend yield of 0.0%. The Company recognized $113 of stock compensation expense within general and administrative expenses for the year ended December 31, 2015. The Company received cash proceeds of $22 for the option exercise during the year ended December 31, 2015. The aggregate intrinsic value of the stock option exercised during the year ended December 31, 2015 was $114.

Stock Option Valuation

The assumptions that the Company used to determine the fair value of the stock options granted to employees and directors were as follows, presented on a weighted average basis:

	Year Ended December 31,
	2015	2014	2013
Risk-free interest rates	1.68%	1.93%	0.97%
Expected term (in years)	5.99	6.04	5.93
Expected volatility	56.86%	60.16%	60.45%
Expected dividend yield	—	—	—

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

Stock Options

The following table summarizes the Company’s stock option activity since December 31, 2014:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(Years)
Outstanding at December 31, 2014	972,600	$2.76	7.90	$250
Granted	233,152	13.18
Exercised	(41,601)	1.80
Forfeited	(184,817)	2.29

Outstanding at December 31, 2015	979,334	$5.38	7.86	$9,141

Vested and expected to vest at December 31, 2015	896,084	$5.65	8.10	$8,115

Options exercisable at December 31, 2015	391,145	$3.01	7.03	$4,576

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had exercise prices lower than the fair value of the Company’s common stock. The aggregate intrinsic value of stock options exercised during the year ended December 31, 2015 and 2014 was $175 and $248, respectively.

The Company received cash proceeds from the exercise of stock options of $95, $177 and $16 during the years ended December 31, 2015, 2014 and 2013.

The weighted average grant-date fair value of stock options granted during the years ended December 31, 2015, 2014 and 2013 was $7.13, $1.91 and $1.32, respectively.

The total fair value of options vested during the years ended December 31, 2015, 2014 and 2013 was $506, $183 and $262, respectively.

Stock-based Compensation

Stock-based compensation expense was classified in the statements of operations and comprehensive loss as follows:

	Year Ended December 31,
	2015	2014	2013
Research and development	$72	$161	$152
General and administrative	400	113	163

	$472	$274	$315

As of December 31, 2015 and 2014, total unrecognized compensation cost related to the unvested stock-based awards was $1,921 and $828, respectively, which is expected to be recognized over weighted average periods of 3.17 years and 3.44 years, respectively.

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

11.	Collaboration, Research Grant and License Agreements

Astellas Pharma Inc.

In November 2014, the Company entered into a worldwide Collaborative Research, Development, Commercialization and License Agreement (the “Astellas Agreement”) with Astellas Pharma Inc. (“Astellas”). The focus of the Astellas Agreement is to identify, develop and commercialize therapeutic candidates relating to the Unfolded Protein Response (“UPR”) pathway.

Financial Terms

Under terms of the Astellas Agreement, Astellas purchased from the Company convertible promissory notes totaling $5,000 with terms consistent with those of other investors that purchased convertible promissory notes issued during 2014 (see Note 6). In addition, the Company will be eligible to receive research funding support, based on the establishment of an annual research budget, and future research, development and sales milestone payments of up to $398,450, as well as tiered royalty payments ranging in the mid single-digit to low double- digit percentages of net sales, as defined in the agreement. Under the agreement, the companies will conduct research during the initial research term, which is three and a half years, to identify lead compounds for clinical development. Astellas will reimburse the Company at a specified rate for time incurred as well as 100% of any third-party costs incurred by the Company. Research funding to the Company for the year ended December 31, 2015 first year of the research term was approximately $6,030, exclusive of reimbursement of third-party costs. In addition, Astellas had the right to specify two additional projects to be conducted under the same terms, which, if it fully exercised this right, would bring the total potential payments under the collaboration to $1,200,000. This right had not been exercised by Astellas as of December 31, 2015 or 2014 and was initially set to lapse on May 4, 2015. Astellas has requested, and the Company has agreed, to extend the exercise period for this right through November 4, 2016. Astellas will develop and have full control over, at its sole cost and expense, the commercialization of each licensed product unless the Company exercises its option to opt in for global co-development and U.S. co-commercialization rights. These options to co-develop and/or co- commercialize are at the Company’s sole discretion. If the options are not exercised, the Company will not have any continuing performance obligations.

The Company determined that the deliverables under the agreement include (i) the research license, (ii) the research services to be provided over the research term, which is three and a half years, and (iii) the Company’s participation in the Joint Research Committee (the “Committee”) to be provided over the initial three and a half year research term of the agreement. The Company concluded that the research license and the involvement in the Committee did not have standalone value to Astellas and, therefore, are not separable from the research services. Therefore, the research license, research services and participation in the Committee have been combined and accounted for as a single unit of accounting. Accordingly, the research funding support payments and any reimbursement of third-party costs are being recognized by the Company as revenue over the three and a half year research term of the agreement, which commenced in January 2015, with a cumulative catch-up for the elapsed portion of the research term being recognized at the time any such payments are earned. None of the research services had commenced as of December 31, 2014 and, therefore, the Company did not recognize any revenue under the agreement during the year ended December 31, 2014. The Company concluded at the outset of the arrangement that none of the future milestone payments included in the arrangement qualified as substantive milestones. An $800 non-substantive milestone payment earned during the year ended December 31, 2015 is being recognized, along with the other arrangement consideration, over the three and half year research term of the agreement, with a cumulative catch-up for the elapsed portion of the research term. Any additional future milestone payments received will be recognized as revenue over the remaining estimated period of performance,

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

if any, beginning at the time a milestone payment is earned, with a cumulative catch-up for the elapsed portion of the research term being recognized at the time any such payment is earned. Revenue recognized under the Astellas Agreement during the year ended December 31, 2015 totaled $1,272.

As of December 31, 2015 and 2014, deferred revenue related to the Astellas Agreement totaled $3,230 and $588, respectively.

Term and Termination

The term of the Astellas Agreement commenced in November 2014 and will continue in full force and effect, unless terminated under the conditions described below, until expiration of all applicable royalty terms with respect to all licensed products in all countries in the territory defined as per the agreement.

The agreement will automatically terminate at the end of the three and a half year research term if Astellas has not designated at least one development compound, unless mutually agreed to be extended. Astellas has the unilateral right to terminate the agreement on a project-by-project basis by providing written notice to the Company. Reciprocal termination rights under the agreement include termination for breach and termination for bankruptcy.

Biogen

In December 2013, the Company entered into a Collaborative Research, Development, Commercialization and License Agreement (the “Biogen Agreement”) with Biogen New Ventures, formerly Biogen Idec New Ventures Inc. (“Biogen”). The focus of the Biogen Agreement is to research, develop and commercialize licensed products to attack toxic proteins implicated in the development of Alzheimer’s and Parkinson’s diseases.

Financial Terms

Under the terms of the agreement, Biogen agreed to pay a nonrefundable upfront fee to the Company of $2,500 and to purchase $5,000 of its Series A preferred stock under existing terms purchased on January 3, 2014. In addition, the Company is eligible for research funding support and future research, development and sales milestone payments of up to $195,500, as well as tiered royalties ranging in the mid single-digit percentages of net sales, as defined in the agreement. Under the agreement, the companies will conduct preclinical research to identify lead compounds for clinical development with the Company and Biogen sharing costs on a 49% and 51% basis, respectively. Research funding payments due to the Company are guaranteed over the first two years of the agreement and total $4,000. In addition, third-party costs incurred by both parties are shared at the same ratio with corresponding payments made between the parties on a quarterly basis. At specified points in development, the Company will have the option to participate in global co-development and U.S. co-commercialization activities. These options to co-develop and co-commercialize are exercisable at the Company’s sole discretion. If the options are not exercised, the Company will not have any continuing performance obligations.

The Company determined that the deliverables under the agreement include (i) the research license, (ii) the research services to be provided over the four-year research term of the agreement, and (iii) the Company’s participation in the Joint Research Committee (the “Committee”) to be provided over the initial four-year research term of the agreement. The Company concluded that the research license and the involvement in the Committee did not have standalone value to Biogen and, therefore, are not separable from the research services. Therefore, the research license, research services and participation in the Committee have been combined and

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

accounted for as a single unit of accounting. Accordingly, the upfront fee, research payments and any reimbursement of third-party costs are being recognized by the Company as revenue over the four-year research term of the agreement, which commenced in December 2013, with a cumulative catch-up for the elapsed research term being recognized at the time any such payments are earned. The Company concluded at the outset of the arrangement that none of the future milestone payments included in the arrangement qualified as substantive milestones. A $2,000 non-substantive milestone payment earned during the year ended December 31, 2014 is being recognized, along with the other arrangement consideration, over the four-year research term of the agreement, with a cumulative catch-up for the elapsed portion of the research term. Any additional future milestone payments received will be recognized as revenue over the remaining estimated period of performance, if any, beginning at the time a milestone payment is earned, with a cumulative catch-up for the elapsed portion of the research term being recognized at the time any such payment is earned. Revenue recognized under the Biogen Agreement during the years ended December 31, 2015, 2014 and 2013 totaled $3,040, $2,407 and $146, respectively.

As of December 31, 2015 and 2014, deferred revenue related to the Biogen Agreement totaled $5,111 and $5,072, respectively.

Term and Termination

The term of the Biogen Agreement commenced in December 2013 and will continue in full force and effect, unless terminated under the conditions described below, until expiration of all applicable royalty terms with respect to all licensed products in all countries in the territory defined as per the agreement.

The agreement will automatically terminate at the end of the four-year research term if Biogen has not designated at least one development compound, unless mutually agreed to be extended.

Biogen has the unilateral right to terminate the agreement in the event that (i) the in vivo target validation milestone has not been achieved within 12 months of the effective date, or (ii) at least one lead compound has not met the development candidate criteria within three years after the effective date. Reciprocal termination rights under the agreement include termination for breach and termination for bankruptcy.

Cystic Fibrosis Foundation Therapeutics, Inc.

In March 2012, the Company entered into a Research, Development and Commercialization Agreement (the “CFFT Agreement”) with Cystic Fibrosis Foundation Therapeutics, Inc. (“CFFT”). Under terms of the CFFT Agreement, which was subsequently amended in May 2013 and January 2014, CFFT agreed to provide up to $5,704 (the “Award’) in research funding to the Company over two non-consecutive one-year periods from March 2012 to March 2013 and from January 2014 to December 2014. Revenue recognized under the CFFT Agreement totaled $0, $2,561 and $691, for the years ended December 31, 2015, 2014 and 2013, respectively, which was recognized as the services were performed over the contractual periods of the agreement, as described above.

Under the CFFT agreement, the Company has agreed to make future sales-based milestone payments (which the agreement refers to as royalties) to CFFT of up to $34,224 upon achieving specified commercialization milestones with respect to the first of any product developed utilizing any compound covered under the collaboration agreement. The Company has also agreed to pay to CFFT royalties of a mid single-digit percentage, up to an aggregate of $22,816, on any amounts received by the Company from the sale, license or

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

transfer to a third party of rights in the technology developed as a result of this collaboration. Any such royalty payments shall be credited against the first three sales-based milestone payments owed by the Company through the second anniversary of the first commercial sale of a product developed as a result of this collaboration. As of December 31, 2015 and 2014, the Company had not developed a commercial product in connection with this collaboration, and it had not sold, licensed or transferred rights in the technology resulting from this collaboration.

In lieu of the milestone and royalty payments described above, in the event of a change of control of the Company, CFFT may elect to accept a one-time payment equal to the consideration CFFT would have received if it had owned (a) 268,265 shares of the Company’s common stock if the change of control occurs prior to the selection by the Company of a compound intended for product approval, or (b) 444,025 shares of the Company’s common stock if the change of control occurs after the selection by the Company of a compound intended for product approval. This alternative payment option upon a change of control would be cash settled in the event of a change of control and meets the definition of an embedded derivative. The Company estimated the fair value of this liability and concluded that the liability was immaterial as of the inception date of the CFFT Agreement. The Company estimated the fair value of this derivative liability to be $2 and $65 as of December 31, 2015 and 2014, respectively (see Note 3). In conjunction with the January 2014 amendment to the CFFT Agreement, the number of shares underlying the alternative payment option was amended to increase the number of shares used in the calculation resulting in an increase of $113 to the fair value of the instrument. The increase in the derivative liability was allocated to the consideration received for research funding under the CFFT Agreement and reduced the amount of revenue that will be recognized over the research funding term by a corresponding amount.

The CFFT Agreement will expire when there are no longer any payment obligations, unless terminated earlier. Each party may terminate for an uncured material breach of any material covenants or obligations or if any representation or warranty is materially untrue as of the date made and uncured after 30 days from notice. CFFT may also terminate if a case or proceeding under the bankruptcy laws is filed against the Company and not dismissed within 60 days, or if the Company files for insolvency, reorganization, receivership, dissolution or liquidation.

Michael J. Fox Foundation for Parkinson’s Research

In May 2013, the Company was awarded a one-year research grant totaling $486 from the Michael J. Fox Foundation for Parkinson’s Research (the “MJFF Research Grant”). Revenue recognized during the years ended December 31, 2015, 2014 and 2013 under the MJFF Research Grant totaled $0, $182 and $304, respectively.

Presidents and Fellows of Harvard College Licensing Agreement

The Company has acquired certain exclusive and nonexclusive rights to use, research, develop and offer for sale certain products and patents under a licensing agreement, as amended in December 2013, with Presidents and Fellows of Harvard College (the “Harvard Agreement”). The licensing rights obligate the Company to make payments to the licensor for license fees, milestones, license maintenance fees and royalties. If the Company exercises its co-development option under the Biogen Agreement, the Company is obligated to make future milestone payments under the Harvard Agreement of up to $3,500 upon achieving specified developmental and clinical milestones and up to $6,000 upon achieving specified commercialization milestones. If the Company does not exercise its co-development option under the Biogen Agreement, the future development and clinical milestone payments increase to up to $15,400 and the future commercialization and sales milestone payments increase to up to $103,500. Under the licensing agreements, the Company will also owe single-digit royalties on

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

sales of commercial products, if any, developed using the licensed technologies. If the Company grants any sublicense rights under the license agreement, it would be obligated to make sublicense milestone payments of up to $1,000. As of December 31, 2015 and 2014, the Company had not developed a commercial product using the licensed technologies and no pre-commercialization milestones had been achieved.

The Harvard Agreement will expire upon expiration of the last of any patent rights covered under this agreement.

The Company recorded research and development expenses of $100, $100 and $50, during the years ended December 31, 2015, 2014 and 2013, respectively, for licensing fees due under the Harvard Agreement. In addition, in connection with the Biogen Agreement, the Company recorded research and development expenses of $250 during the year ended December 31, 2013 for sublicensing fees due under the Harvard Agreement.

12.	Income Taxes

During the years ended December 31, 2015, 2014 and 2013, the Company recorded no income tax benefits for the net operating losses incurred in each year or interim period, due to its uncertainty of realizing a benefit from those items. All of the Company’s losses before income taxes were generated in the United States.

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2015	2014	2013
Federal statutory income tax rate	(34.0)%	(34.0)%	(34.0)%
State income taxes, net of federal benefit	(5.0)	(5.0)	(5.2)
Research and development tax credit carryforwards	(4.4)	(5.5)	(7.8)
Expiration of state net operating loss carryforwards	—	2.4	0.8
Non-deductible expenses	1.2	1.1	0.5
Change in deferred tax asset valuation allowance	42.2	41.0	45.7

Effective income tax rate	(0.0)%	(0.0)%	(0.0)%

Net deferred tax assets as of December 31, 2015 and 2014 consisted of the following:

	December 31,
	2015	2014
Net operating loss carryforwards	$39,392	$30,534
Research and development tax credit carryforwards	5,015	3,912
Accrued expenses and other	2,155	1,545

Total deferred tax assets	46,562	35,991

Depreciation and amortization	(86)	(77)

Total deferred tax liabilities	(86)	(77)

Valuation allowance	(46,476)	(35,914)

Net deferred tax assets	$—	$—

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

As of December 31, 2015 and 2014, the Company had federal and state net operating loss carryforwards (“NOLs”) of $190,667 and $145,884, respectively, which may be available to offset future taxable income and federal and state NOLs begin to expire in 2026 and 2030, respectively. As of December 31, 2015 and 2014, the Company also had research and development tax credit carryforwards of $5,751 and $4,481, respectively, which may be available to offset future income tax liabilities. Federal and state research and development tax credit carryforwards begin to expire in 2027 and 2025, respectively.

Utilization of the net operating loss carryforwards and research and development tax credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. The Company has not currently completed an evaluation of ownership changes through December 31, 2015 to assess whether utilization of the Company’s net operating loss or research and development credit carryforwards would be subject to an annual limitation under Section 382. To the extent an ownership change occurs in the future, the net operating loss and credit carryforwards may be subject to limitation. Further, until a study is completed and any limitation is known, no amounts are being presented as an uncertain tax position.

The Company has not yet conducted a study of its research and development credit carryforwards. This study may result in an increase or decrease to the Company’s credit carryforwards; however, until a study is completed and any adjustment is known, no amounts are being presented as an uncertain tax position. A full valuation allowance has been provided against the Company’s credits, and if an adjustment is required, this adjustment would be offset by an adjustment to the valuation allowance. As a result, there would be no impact to the statements of operations and comprehensive loss or statements of cash flows if an adjustment were required.

The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets, which are comprised principally of net operating losses and research and development tax credit carryforwards. Management has considered the Company’s history of cumulative net losses incurred since inception and its lack of commercialization of any products or generation of any revenue from product sales since inception and has concluded that it is more likely than not that the Company will not realize the benefits of the deferred tax assets. Accordingly, a full valuation allowance has been established against the deferred tax assets as of December 31, 2015 and 2014. Management reevaluates the positive and negative evidence at each reporting period.

Changes in the valuation allowance for deferred tax assets during the years ended December 31, 2015 and 2014 related primarily to the increases in net operating loss carryforwards and research and development tax credit carryforwards and were as follows:

	Year Ended December 31,
	2015	2014
Valuation allowance at beginning of year	$(35,914)	$(29,442)
Decreases recorded at benefit to income tax provision	—	—
Increases recorded to income tax provision	(10,562)	(6,472)

Valuation allowance at end of year	$(46,476)	$(35,914)

The Company has not yet recorded any amounts for unrecognized tax benefits, interest or penalties historically through December 31, 2015. The Company files income tax returns in the U.S. federal and state

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

jurisdictions in which it operates. The Company’s income tax returns are generally subject to tax examinations for the tax years ended December 31, 2012 to the present. There are currently no pending income tax examinations. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service and state tax authorities to the extent utilized in a future period.

13.	Net Loss per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows:

	Year Ended December 31,
	2015	2014	2013
Numerator:
Net loss	$(25,040)	$(15,772)	$(15,720)
Modifications of Series A preferred stock	11,481	(6,037)	—
Modifications of Series B preferred stock	(26)	—	—
Accruing dividends on preferred stock	(9,724)	(7,837)	(6,887)

Net loss attributable to common stockholders	$(23,309)	$(29,646)	$(22,607)

Denominator:
Weighted average number of common shares outstanding—basic and diluted	553,162	465,115	419,633

Net loss per share attributable to common stockholders—basic and diluted	$(42.14)	$(63.74)	$(53.87)

The Company’s potential dilutive securities, which include stock options, convertible preferred stock and a warrant to purchase preferred stock, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	December 31,
	2015	2014	2013
Convertible preferred stock (as converted to common stock)	9,699,600	20,944,249	6,518,186
Payment of accruing dividends on Series A preferred stock in shares of common stock upon conversion of Series A preferred stock	2,590,742	—	—
Options to purchase common stock	979,365	972,603	828,467
Warrant for the purchase of convertible preferred stock (as converted to common stock)	14,800	44,406	14,800

	13,284,507	21,961,258	7,361,453

In addition to the potentially dilutive securities noted above, as of December 31, 2014, the Company had outstanding convertible promissory notes for which principal and unpaid accrued interest due under the notes was automatically convertible into the class of the Company’s stock issued in the Company’s next qualified financing, as defined, based on a conversion price equal to the price per share paid by the investors in the

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

financing (see Note 6). Because the necessary conditions for conversion of the notes had not been met as of December 31, 2014, the Company excluded these notes from the table above and the calculation of diluted net loss per share for the year ended December 31, 2014. On September 2, 2015, and concurrent with the sale of Series B preferred stock, all outstanding convertible promissory notes and accrued interest thereon were automatically converted into shares of Series B preferred stock (see Note 8).

14.	Commitments and Contingencies

Lease

In March 2009, the Company entered into a lease agreement for office and laboratory space, which, as amended, has a term expiring on May 31, 2018. Monthly lease payments, inclusive of non-rent shared tenant occupancy costs, total $153. Monthly lease payments include base rent charges of $110, which are subject to an annual increase of 1.4%. The Company recognizes rent expense on a straight-line basis over the lease period and has recorded deferred rent for rent expense incurred but not yet paid.

The Company issued an unconditional and irrevocable standby letter of credit in the amount of $294 as a security deposit pursuant to the lease agreement. The irrevocable standby letter of credit is secured by a certificate of deposit, renews annually automatically and expires on May 31, 2018. The Company recorded the certificate of deposit purchase as restricted cash in its financial statements.

The Company recorded rent expense of $1,659, $1,565 and $1,717 during the years ended December 31, 2015, 2014 and 2013, respectively.

The following table summarizes the future minimum lease payments due under the operating lease as of December 31, 2015:

Year Ending December 31,
2016	$1,326
2017	1,344
2018	563

Total	$3,233

Collaboration and License Agreements

The Company has entered into collaboration and license agreements under which it is obligated to make contingent payments (see Note 11).

Research Commitments

During the year ended December 31, 2015, the Company entered into research and development agreements with various vendors to provide chemists, research scientists and testing services to assist with its research and development efforts. As of December 31, 2015, the Company had committed to minimum payments totaling $626 through March 31, 2016 related to these agreements.

In December 2014, the Company entered into a six-month non-cancelable research and development agreement with a vendor to provide contract chemists to assist with research and development efforts. As of December 31, 2014, the Company had committed to minimum payments totaling $684 for these services through June 30, 2015.

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

Legal Proceedings

The Company is not currently a party to any material legal proceedings. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to its legal proceedings.

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not aware of any claims under indemnification arrangements, and it has not accrued any liabilities related to such obligations in its financial statements as of December 31, 2015 or 2014.

15.	401(k) Savings Plan

The Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan may be made at the discretion of the Company’s board of directors. To date, no contributions have been made to the plan by the Company.

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

16.	Quarterly Financial Data (Unaudited)

The following information has been derived from unaudited financial statements that, in the opinion of management, include all recurring adjustments necessary for a fair statement of such information.

	Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
Revenue	$807	$1,070	$1,201	$1,234

Operating expenses:
Research and development	4,503	5,976	6,258	5,787
General and administrative	1,321	1,709	1,523	1,769

Total operating expenses	5,824	7,685	7,781	7,556

Loss from operations	(5,017)	(6,615)	(6,580)	(6,322)
Interest income	—	—	—	—
Interest expense	(201)	(209)	(189)	—
Other income (expense), net	(522)	205	(281)	691

Net loss and comprehensive loss	(5,740)	(6,619)	(7,050)	(5,631)
Modification of Series A preferred stock	—	10,565	173	743
Modification of Series B preferred stock	—	—	—	(26)
Accruing dividends on Series A preferred stock	(2,087)	(2,152)	(2,459)	(3,026)
Allocation of net income to convertible preferred stockholders	—	(1,726)	—	—

Net income (loss) attributable to common stockholders	$(7,827)	$68	$(9,336)	$(7,940)

Net income (loss) per share attributable to common stockholders—basic	$(14.68)	$0.12	$(16.77)	$(13.95)

Weighted average common shares outstanding—basic	533,097	553,526	556,567	569,026

Net loss per share attributable to common stockholders—diluted	$(14.68)	$(0.46)	$(16.77)	$(13.95)

Weighted average common shares outstanding—diluted	533,097	14,515,998	556,567	569,026

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
Revenue	$1,016	$1,476	$1,342	$1,316

Operating expenses:
Research and development	3,363	3,766	4,197	5,418
General and administrative	1,120	1,114	1,090	765

Total operating expenses	4,483	4,880	5,287	6,183

Loss from operations	(3,467)	(3,404)	(3,945)	(4,867)
Interest income	—	—	1	—
Interest expense	—	—	(40)	(159)
Other income (expense), net	(181)	(63)	110	243

Net loss and comprehensive loss	(3,648)	(3,467)	(3,874)	(4,783)
Modification of Series A preferred stock	—	—	(6,037)	—
Accruing dividends on Series A preferred stock	(1,933)	(1,992)	(2,054)	(1,858)

Net loss attributable to common stockholders	$(5,581)	$(5,459)	$(11,965)	$(6,641)

Net loss per share attributable to common stockholders—basic and diluted	$(13.23)	$(12.91)	$(24.22)	$(12.76)

Weighted average common shares outstanding—basic and diluted	421,904	422,910	493,943	520,305

17.	Subsequent Events

For its financial statements as of December 31, 2015 and for the year then ended, the Company evaluated subsequent events through March 30, 2016, the date on which these financial statements were issued.

Reverse Stock Split

On January 19, 2016, the Company effected a 1-for-10.8102 reverse stock split of its issued and outstanding shares of common stock and a proportional adjustment to the existing conversion ratios for each series of the Company’s Preferred Stock (see Note 8). Accordingly, all share and per share amounts for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this reverse stock split and adjustment of the preferred stock conversion ratios.

2016 Stock Option and Incentive Plan

On February 3, 2016, the Company’s stockholders approved the 2016 Stock Option and Incentive Plan (the “2016 Plan”), which became effective on the day immediately prior to the date that the registration statement for the Company’s initial public offering was declared effective. The 2016 Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock units, restricted stock awards and other stock-based awards. The number of shares initially reserved for issuance under the 2016 Plan is 1,581,839 shares. The number of shares of common stock that may be issued under the 2016 Plan will automatically increase on each January 1, beginning on January 1, 2017, by the lesser of 3% of the shares of the Company’s common stock outstanding on the immediately preceding December 31 or an amount determined by the Company’s board of directors or the compensation committee of the board of directors. The shares of

PROTEOSTASIS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

common stock underlying any awards that are forfeited, canceled, repurchased or are otherwise terminated by the Company under the 2016 Plan and the 2008 Plan will be added back to the shares of common stock available for issuance under the 2016 Plan.

2016 Employee Stock Purchase Plan

On February 3, 2016, the Company’s stockholders approved the 2016 Employee Stock Purchase Plan (the “2016 ESPP”), which became effective on the completion of the Company’s initial public offering. A total of 138,757 shares of common stock were reserved for issuance under this plan. In addition, the number of shares of common stock that may be issued under the 2016 ESPP will automatically increase on each January 1, beginning on January 1, 2017 and ending on January 1, 2026, by the least of (i) 138,757 shares of common stock, (ii) 1% of the Company’s shares of common stock outstanding on the immediately preceding December 31 and (iii) an amount determined by the Company’s board of directors or the compensation committee of the board of directors.

Initial Public Offering

On February 11, 2016, the Company issued and sold 6,250,000 shares of its common stock in its initial public offering (“IPO”) at a public offering price of $8.00 per share, for net proceeds of $42.7 million after deducting underwriting discounts and commissions of $3.5 million and other offering expenses of $3.8 million. Upon the closing of the IPO, all shares of convertible preferred stock then outstanding converted into an aggregate of 9,699,600 shares of common stock, and the Company issued 2,590,742 shares of common stock as payment of $36,016 of accruing dividends due to holders of Series A preferred stock. In addition, the Company’s convertible preferred stock warrant outstanding at the close of the IPO converted to a warrant to purchase common stock.